Exhibit 24

AMERICAN ELECTRIC POWER COMPANY, INC.
POWER OF ATTORNEY

Each of the undersigned directors or officers of AMERICAN ELECTRIC POWER COMPANY, INC., a New York corporation, which is to file with the Securities and Exchange Commission, Washington, D.C. 20549, under the provisions of the Securities Act of 1933, as amended (the "Act"), one or more Registration Statements in connection with the Company’s Dividend Reinvestment and Direct Stock Purchase Plan for the registration thereunder of up to 1,000,000 aggregate amount of its securities, does hereby appoint MICHAEL G. MORRIS, HOLLY K. KOEPPEL, CHARLES E. ZEBULA, RENEE V. HAWKINS his or her true and lawful attorneys, and each of them his or her true and lawful attorney, with power to act without the others, and with full power of substitution or resubstitution, to execute for him or her and in his or her name said Registration Statement(s) and any and all amendments thereto, whether said amendments add to, delete from or otherwise alter the Registration Statement(s) or the related Prospectus(es) included therein, or add or withdraw any exhibits or schedules to be filed therewith and any and all instruments necessary or incidental in connection therewith, hereby granting unto said attorneys and each of them full power and authority to do and perform in the name and on behalf of each of the undersigned, and in any and all capacities, every act and thing whatsoever required or necessary to be done in and about the premises, as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

IN WITNESS WHEREOF, the undersigned have signed these presents this 28th day of October 2008.

/s/ E. R. Brooks	/s/ Lester A. Hudson
E. R. Brooks	Lester A. Hudson, Jr.

/s/ Donald M. Carlton	/s/ Michael G. Morris
Donald M. Carlton	Michael G. Morris

/s/ Ralph D. Crosby, Jr.	/s/ Lionel L. Nowell, III
Ralph D. Crosby, Jr.	Lionel L. Nowell, III

/s/ John P. DesBarres	/s/ Richard L. Sandor
John P. DesBarres	Richard L. Sandor

/s/ Linda A. Goodspeed	Kathryn D. Sullivan
Linda A. Goodspeed	Kathryn D. Sullivan

/s/ Thomas E. Hoaglin	/s/ John F. Turner
Thomas E. Hoaglin	John F. Turner

AMERICAN ELECTRIC POWER COMPANY, INC.
October 28, 2008

Since the current registration statement filed with the SEC relating to the Company’s dividend reinvestment plan (the “Plan”) expires on December 1, 2008, it is necessary to file a new registration statement which incorporates the remaining approximately 16,000,000 registered shares and up to an additional 1,000,000 shares of the Company’s Common Stock to meet the anticipated needs of the Plan over the next three years and to list those shares on the New York Stock Exchange.  Inasmuch as the prospectus used in connection with the Plan, which is the Plan document, was last updated in 2005, it is also necessary to authorize certain officers of the Company to make technical amendments to the Plan prospectus.  The following resolutions will be considered by the board after review and approval of the Finance Committee.

Thereupon, after full and thorough discussion, upon motion duly made and seconded, it was

RESOLVED, that, subject to the Company having available for delivery at each date of issuance a Prospectus with respect to shares of Common Stock of the Company to be sold pursuant to the Dividend Reinvestment and Direct Share Purchase Plan (the “Plan”) that meets the requirements of Section 10(a) of the Securities Act of 1933, the proper officers of the Company are hereby authorized and directed to cause to be issued to Computershare Trust Company, N.A., formerly Equiserve Trust Company, (“Computershare”) as agent for participants in the Plan, at such times and in such numbers as may be required to meet the requirements of the Plan, and for such consideration in cash as may be determined from time to time in accordance with the provisions of the Plan, not in excess of 1,000,000 Additional Shares of the authorized but unissued common stock, par value $6.50 per share of the Company (the “Additional Shares”); and further,

RESOLVED, that Computershare, as agent for the Company, be and it hereby is authorized, upon receipt of instructions from the proper officers of the Company or American Electric Power Service Corporation to requisition from itself, as Transfer Agent, such shares of Common Stock of the Company as may be purchased by it from the Company or on the open market from time to time, as agent for participants in the Plan; and further

RESOLVED, that Computershare, as Transfer Agent, be and it hereby is authorized and required to authenticate, deliver and transfer certificates for such shares of Additional Common Stock as may be issued to and purchased by it as agent for participants in the Plan; and further,

RESOLVED, that the authority of Computershare, as Registrar for shares of the Common Stock, be and it hereby is increased by 1,000,000 shares; and that Computershare be and it hereby is authorized and requested to register and countersign such certificates for shares of the Additional Shares as may be issued from time to time; and further

RESOLVED, that the proper officers of this Company be, and they hereby are authorized and directed to execute and file with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933 on the appropriate form with respect to the Additional Shares to be offered for sale or purchased on the open market pursuant to the Plan; and such officers are further authorized to execute and file with said Commission such other papers and documents in connection therewith, including but not limited to, amendments, supplements and exhibits to such Registration Statement, as such officers may consider necessary or desirable, as counsel for this Company may advise, or as said Commission may require; and further

RESOLVED, that Michael G. Morris, Holly K. Koeppel, Charles E. Zebula and Renee V. Hawkins and, and each of them be, and they hereby are, authorized to sign the Registration Statement referred to in the preceding resolution on behalf of the Company by an attorney-in-fact and agent duly appointed in a written instrument; and further

RESOLVED, that the listing of the Additional Shares on the NYSE be, and the same hereby is, authorized; and that Michael G. Morris, Holly K. Koeppel, Charles E. Zebula and Renee V. Hawkins, or any one or more of them, be, and the same hereby are:  (i) authorized to prepare, execute and cause to be delivered to the New York Stock Exchange (“NYSE”) an application in the appropriate form for the listing of the Additional Shares on the NYSE; and (ii) designate representatives of the Company to appear before officials of the NYSE with authority to make such changes in said application and to take such steps as may be necessary to effect the listing of the Additional Shares on the NYSE, and further

RESOLVED, that the appropriate officers of the Company are hereby authorized to make any technical amendments and/or updates to the Plan document, including any change of agent for the Plan, and further

RESOLVED, that the appropriate officers of the Company be, and they hereby are, authorized to take such other action as they may deem necessary or desirable in order to carry into effect the purpose and intent of the foregoing resolution.